Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Brag House Holdings, Inc. on Amendment No. 5 to Form S-1 (File No. 333-280282) of our report dated June 17, 2024, except for Note 2 (reverse stock split), as to which the date is December 2, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Brag House Holdings, Inc. as of December 31, 2023 and 2022, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP
New Haven, CT
February 3, 2025

Marcum LLP / 555 Long Wharf Drive / 8th Floor / New Haven, CT 06511 / Phone 203.781.9600 / marcumllp.com